Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

1385 West 8th Avenue, Suite 540

Vancouver, BC, Canada

V6H 3V9

Item 2:	Date of Material Change

December 1, 2020

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on December 1, 2020 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On December 1, 2020, Zymeworks announced that its partner, BeiGene, Ltd., has dosed the first patient in South Korea in a pivotal, single-arm clinical trial of zanidatamab (formerly ZW25) monotherapy in patients with advanced or metastatic HER2 amplified biliary tract cancer (BTC). Zymeworks will receive a US$10 million payment under its collaboration with BeiGene as a result of the achievement of this development milestone.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On December 1, 2020, Zymeworks announced that its partner, BeiGene, Ltd., has dosed the first patient in South Korea in a pivotal, single-arm clinical trial of zanidatamab (formerly ZW25) monotherapy in patients with advanced or metastatic HER2 amplified BTC. Zymeworks will receive a US$10 million payment under its collaboration with BeiGene as a result of the achievement of this development milestone.

Zymeworks and BeiGene are progressing the opening of multiple clinical trial sites in support of the global registration-enabling Phase 2b clinical trial of zanidatamab in patients with HER2-amplified BTC. In the Asia region, multiple sites are open for enrollment in South Korea, and in China all sites have been selected with enrollment anticipated to begin in the first quarter of 2021.

This global zanidatamab study may enable the submission of a Biologics License Application by Zymeworks in the United States as early as 2022. Multiple clinical sites are now open to enrollment in the U.S., Europe, and Asia, with additional sites planned, including in Canada and South America.

This pivotal Phase 2b clinical trial is a global, multicenter, open-label, single-arm study designed to evaluate the antitumor activity of zanidatamab monotherapy in patients with HER2-amplified, inoperable and advanced or metastatic BTC, including gallbladder cancer and cholangiocarcinoma (Phase 2: NCT04466891). Patients must have received at least one prior gemcitabine-containing systemic chemotherapy regimen for advanced disease and have experienced disease progression after (or developed intolerance to) their most recent prior therapy. The primary endpoint of the study is the confirmed objective response rate (ORR) by independent central review per the Response Evaluation Criteria in Solid Tumors version 1.1 (RECIST 1.1).

Ongoing clinical trials are evaluating zanidatamab in first-line HER2-positive gastroesophageal adenocarcinoma (GEA) in combination with standard of care chemotherapy (Phase 2: NCT03929666) as well as in combination with the oral CDK4/6 inhibitor palbociclib (Ibrance®, Pfizer) and fulvestrant in advanced HER2-positive, HR-positive breast cancer (Phase 2: NCT04224272). Zymeworks, in collaboration with BeiGene, plans to develop zanidatamab as a potential first-line treatment for patients with HER2-positive GEA. BeiGene is also conducting a two-arm Phase 1b/2 trial evaluating zanidatamab in combination with chemotherapy as a first-line treatment for patients with metastatic HER2-positive breast cancer and in combination with chemotherapy and BeiGene’s PD-1-targeted antibody tislelizumab as a first-line treatment for patients with metastatic HER2-positive GEA (NCT04276493). In addition, an ongoing Phase 1 trial is evaluating the safety and antitumor activity of zanidatamab as a single agent and in combination with chemotherapy in HER2-expressing cancers that have progressed after prior standard of care treatments, including HER2-targeted agents (Phase 1: NCT02892123).

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Executive Vice President, Business Operations and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

December 1, 2020